EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC REPORTS THIRD QUARTER RESULTS

LAS VEGAS, NEVADA, August 3, 2004 -- American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2004 third quarter and provided information on the Company’s operations.

Operating Activities.  The Company reported an increase in sales of $2.0 million, or 14%, in the third quarter compared to the same quarter last year.  Sales were $15.8 million during the three-month period ended June 30, 2004, compared to $13.8 million during the same period last year.  Net income/(loss) was ($0.6) million, or ($0.07) diluted per share, compared to $1.6 million, or $0.22 diluted per share, during the third quarter of fiscal 2003.

For the first nine-months of this year, sales decreased $9.0 million, or 19%, to $39.4 million from $48.4 million in the first nine-months of fiscal 2003.  Net loss was $2.5 million or $0.35 diluted per share, compared to net income of $5.5 million or $0.74 diluted per share, during the nine-months ended June 30, 2003.

Our previous financial reports had three operating segments: Specialty Chemicals, Environmental Protection and Real Estate. Beginning April 1, 2004, we reduced the number of operating segments from three to two (Specialty Chemicals and Other Businesses). Lower levels of activity in our Real Estate business, and the addition of the Energetic Systems Inc., LLC (“ES”) business in our consolidated financials, were major factors in this decision. The Specialty Chemicals segment, includes our perchlorate, azide, Halotron, and commercial explosives businesses. The new Other Businesses segment consists of our real estate and environmental protection activities.

The Specialty Chemicals segment accounted for approximately 95% and 93% of revenues during the nine-month periods ended June 30, 2004 and 2003, respectively.  Revenues in the Specialty Chemicals segment declined by $7.8 million to $37.4 million during the first nine-months of fiscal 2004 as compared to the first nine-months of fiscal 2003. A major cause for the decline in Specialty Chemicals revenues was lower levels of perchlorate sales volumes.  The decrease in revenues was partially offset by the inclusion of revenues from the ES package explosive joint venture at the beginning in the third quarter of fiscal 2004. The Company’s annual sales volumes for its top grade of ammonium perchlorate (“Grade I AP”) were approximately 15.5 million, 16.4 million and 12.6 million pounds during the fiscal years ended September 30, 2003, 2002 and 2001, respectively.   Based upon information the Company has received from its customers, the Company currently estimates that its annual sales volumes of Grade I AP will range between 10.0 and 11.0 million pounds in fiscal 2004.

The Other Businesses segment accounted for approximately 5% and 7% of revenues during the nine-month periods ended June 30, 2004 and 2003, respectively.  Revenues in the Other Businesses segment decreased by $1.2 million to $2.0 during the first nine-months of fiscal 2004 as compared to the first nine-months of fiscal 2003. A major cause for the decrease in Other Businesses revenues was due to lower levels of activity in our real estate business.

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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV  89109
PHONE (702) 735-2200 • FAX (702) 735-4876

Operating expense increased $2.3 million in the three months ended June 30, 2004, from $3.3 million to $5.6 million.  A major cause for the increase was the inclusion of operating expenses of the ES package explosives and increases in environmental remediation expenditures.  Operating expenses were $15.5 million during the first nine-months of fiscal 2004 compared to $10.3 million in the corresponding period of the prior year.  A charge of $2.0 million in the second quarter relating to separation costs for an employee of the Company was a major component of the increase in operating expenses. Additional reasons for the higher operating costs incurred during the first nine-months of fiscal 2004 as compared to the first nine-months of fiscal 2003 included: (i) the inclusion of operating expenses of the ES packaged explosives joint venture beginning in the third quarter of fiscal 2004, (ii) increased levels of environmental remediation expenditures, and (iii) increased levels of professional services and legal expenditures.

Financing and Investing Activities.  In January 2004, in accordance with the Company’s Dividend and Stock Repurchase Program (the “Program”), the Company paid a cash dividend of $0.42 per share.  The Company did not repurchase any Common Stock during the quarter ended June 30, 2004, but repurchased $2.8 million of its Common Stock during the nine month period ended on that date.  In the future the Company will repurchase its Common Stock and/or pay dividends in accordance with the Program.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA, including the status of the Space Shuttle Program and the effects of the President’s new initiative for the Nation’s space exploration program, which would cause a decrease in demand for Grade I AP; technological advances and improvements with respect to existing or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support the Company’s Dividend and Stock Repurchase Program; and the litigation and contingencies, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).  In addition, the operating results and cash flows for the nine-month period ended June 30, 2004, are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials.

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Exhibit 99.1 - Page 2

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,

	2004	2003	2004	2003

Sales and Operating Revenues	$15,829,000	$13,809,000	$39,410,000	$48,422,000
Cost of Sales	10,994,000	8,307,000	26,717,000	27,169,000

Gross Profit	4,835,000	5,502,000	12,693,000	21,253,000
Operating Expenses	5,638,000	3,289,000	15,505,000	10,305,000

Operating Income (Loss)	(803,000)	2,213,000	(2,812,000)	10,948,000
Other Income (Expense)	(3,000)	175,000	100,000	(1,258,000)
Loss on Debt Extinguishment	—	—	—	1,522,000

Income (Loss) Before Income Taxes	(806,000)	2,388,000	(2,712,000)	8,168,000
Income Taxes (Benefit)	(282,000)	788,000	(949,000)	2,695,000
Cumulative Effect of Accounting Change, Net of Tax	—	—	769,000	—

Net Income (Loss)	$(524,000)	$1,600,000	$(2,532,000)	$5,473,000

Basic Net Income (Loss) Per Share	$(0.07)	$0.22	$(0.35)	$0.75

Average Shares Outstanding	7,292,000	7,255,000	7,278,000	7,255,000

Diluted Net Income (Loss) Per Share	$(0.07)	$0.22	$(0.35)	$0.74

Diluted Shares	7,292,000	7,322,000	7,278,000	7,358,000

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Exhibit 99.1 - Page 3

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2004	September 30, 2003

ASSETS
Current Assets:
Cash and Cash Equivalents	$22,878,000	$27,140,000
Accounts and Notes Receivable	11,740,000	8,951,000
Related Party Notes and Accrued Interest Receivable	280,000	321,000
Inventories	15,906,000	13,613,000
Prepaid Expenses and Other Assets	1,830,000	446,000
Deferred Income Taxes	948,000	79,000

Total Current Assets	53,582,000	50,550,000
Property, Plant and Equipment, Net	16,312,000	9,223,000
Intangible Assets, Net	14,654,000	17,579,000
Investment in and Advances to Joint Venture	—	10,393,000
Deferred Income Taxes	10,307,000	10,228,000
Other Assets, Net	3,728,000	3,712,000

TOTAL ASSETS	$98,583,000	$101,685,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$10,828,000	$7,951,000
Long-Term Liabilities	5,201,000	5,331,000

TOTAL LIABILITIES	16,029,000	13,282,000

Commitments and Contingencies
Minority Interest	—	—
Warrants to Purchase Common Stock	—	3,569,000
Shareholders’ Equity:
Common Stock	1,358,000	898,000
Capital in Excess of Par Value	85,809,000	83,554,000
Retained Earnings	13,205,000	16,180,000
Treasury Stock	(16,981,000)	(14,230,000)
Accumulated Other Comprehensive Loss	(837,000)	(1,568,000)

Total Shareholders’ Equity	82,554,000	84,834,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$98,583,000	$101,685,000

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Exhibit 99.1 - Page 4

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(unaudited)

	For the nine months ended June 30,

	2004	2003

Cash Flows From Operating Activities	$166,000	$3,832,000
Cash Flows For Investing Activities:
Capital Expenditures	(886,000)	(2,765,000)
Investment in and Advances to Joint Venture	—	(10,510,000)

Net Cash Used in Investing Activities	(886,000)	(13,275,000)

Cash Flows For Financing Activities:
Debt Related Payments	—	(41,539,000)
Dividends	(3,055,000)	—
Issuance of Common Stock	2,265,000	1,145,000
Treasury Stock Acquired	(2,752,000)	(1,652,000)

Net Cash Used in Financing Activities	(3,542,000)	(42,046,000)

Net Change in Cash and Cash Equivalents	(4,262,000)	(51,489,000)
Cash and Cash Equivalents, Beginning of Period	27,140,000	65,826,000

Cash and Cash Equivalents, End of Period	$22,878,000	$14,337,000

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$—	$1,875,000
Taxes Paid	$—	$3,300,000

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Exhibit 99.1 - Page 5